Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ENERGY VAULT

The following discussion and analysis provide information which Energy Vault’s management believes is relevant to an assessment and understanding of Energy Vault’s consolidated results of operations and financial condition. The discussion should be read together with the audited consolidated financial statements and related notes that are contained in Exhibit 99.1 to this Amendment No. 1 to the Form 8-K filed with the Securities and Exchange Commission on February 14, 2022 (the “Form 8-K”). This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Energy Vault’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth or incorporated by reference under the “Risk Factors” caption of the Form 8-K or in other parts of the Form 8-K, as amended. You should not rely on forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we do not intend to update any of these forward-looking statements after the date hereof or to conform these statements to actual results or revised expectations.

Unless otherwise indicated or the context otherwise requires, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations of Energy Vault section to “we,” “us,” “our,” and “Energy Vault” refer to Energy Vault Holdings, Inc. and its consolidated subsidiaries, and references to “Legacy Energy Vault” refer to Energy Vault, Inc. and its consolidated subsidiaries.

Overview

Energy Vault develops sustainable, grid-scale energy storage solutions designed to advance the transition to a carbon free, resilient power grid. Energy Vault’s mission is to accelerate the decarbonization of our economy through the development of sustainable and economical energy storage technologies. To achieve this, Energy Vault is developing a proprietary gravity-based energy storage technology. Energy Vault is also designing proprietary energy management software based on artificial intelligence (AI), advanced optimization algorithms designed to control and optimize entire energy systems and a flexible energy storage integration platform suitable for storage technologies of many durations. Energy Vault’s product platform aims to help utilities, independent power producers, and large energy users significantly reduce their levelized cost of energy while maintaining power reliability.

Energy Vault was founded to address one of the greatest impediments to efficient renewable energy adoption - electricity storage. Renewable energy solutions struggle to replace fossil fuel power due to intermittency of the generation source and the lack of economic and sustainable energy storage solutions. Variable renewable energy sources such as wind and solar only produce energy when the sun is shining, or when the wind is blowing. Cost-effective energy storage is required to increase the amount of electricity that can be delivered to the grid from renewable energy sources in a balanced way that supports grid integration resiliency during low generation and eliminates overgeneration and the risk of changes in energy delivery, or ramp rate. Ramp rate is measured as the percentage of change in energy delivered per second. Power plants are designed to operate within a range where the amount of energy delivered to the grid must always equal the amount of energy that is being consumed. Blackouts and other issues can result when the balance is disrupted, when the energy levels fall out of the set range due to low generation periods or high energy demand periods. The system also may become overloaded because of abrupt changes in renewable energy generation. Energy storage helps to maintain the balance of energy delivery with energy consumed and to mitigate ramp rate to stay within range and avoid blackouts or other grid resiliency problems.

Energy Vault’s gravity-based solutions are based on the well-understood physics and mechanical engineering fundamentals of pumped hydroelectric energy storage, but replace water with custom-made composite blocks, or “mobile masses”, that can be made from low-cost and locally sourced materials, including local soil, mine tailings, coal combustion residuals (coal ash), and end-of-life decommissioned wind turbine blades.

Energy Vault’s gravity-based solutions build upon the core, proven energy storage technology of pumped hydroelectric energy storage and incorporates a simplified building design that is modular, flexible and not limited by the same geological constraints of pumped hydroelectric energy storage plants. Applying the fundamental principles of gravity and potential energy, Energy Vault’s EVx, and Energy Vault Resiliency Center (EVRC), solutions combine advanced materials science and proprietary machine-vision software to autonomously orchestrate the charge, storage, and discharge of electricity in grid-scale applications. To achieve this, Energy Vault synthesized technologies from four established industries: crane/elevators, shipping, motor/generator, and materials science. Combining potential and kinetic energy cycles, Energy Vault’s systems are automated with advanced computer control and machine vision software to create a gravity energy storage innovation designed to meet the market demand for 2-12 hours of storage duration. Energy Vault’s EVx and EVRC systems are designed to serve economically both higher power/shorter duration applications with ancillary services from 2-4 hours, while scaling to serve medium (4-10 hours) and long duration (ten or more hour) requirements.

The circular economy is a model of production and consumption, which involves sharing, leasing, reusing, repairing, refurbishing, and recycling existing materials and products as long as possible. In this way, the life cycle of products is extended to help minimize waste. Energy Vault has a unique approach to the circular economy which involves beneficial reuse of recyclable and energy waste materials into its sustainable production design.

In July 2020, Energy Vault completed mechanical construction of a five MW commercial demonstration unit (CDU) located in Arbedo-Castione, Switzerland based on the EV1 Tower design. In July 2020, the CDU was connected to the Swiss national electricity grid. Following the successful commercial scale deployment of the CDU, Energy Vault announced the new EVx platform in 2021 concurrent with its announcement of an investment in Energy Vault from Saudi Aramco Energy Ventures investment. EVx will offer performance enhancements designed to have 80%-85% round trip efficiency, a 35-year life, and a flexible, modular design that is 45% lower in height than the EV1 Tower design. To date, Energy Vault has not sold any EVx system.

In October 2021, Energy Vault entered into an Energy Storage System Agreement (Agreement) with DG Fuels LLC (DG Fuels). Under the terms of the Agreement, Energy Vault agreed to provide up to 1.6 gigawatt hours (GWh) of energy storage to support DG Fuels across multiple projects, the first of which is currently projected to commence construction in mid-2022 and is currently expected to be a 500 megawatt hour project (MWh) in Louisiana. The timing of the commencement of and payments under each project is subject to the execution of a sales agreement relating to such project and the revenue from each project will be dependent upon the agreed upon size of the project, and the timing of such project and the performance of DG Fuels. In addition, on October 29, 2021, Energy Vault agreed to invest $1 million in DG Fuels pursuant to a convertible promissory note with DG Fuels.

In November 2021, Energy Vault launched Energy Vault Solutions (EVS) to provide a technology neutral energy storage management and integration platform. The EVS platform enables the integration of different energy assets and their economic dispatching by using artificial intelligence (AI) and software optimization algorithms.

In December 2021, Energy Vault entered into a Memorandum of Understanding with BHP Manganese Australia Pty. Ltd. (“BHP”) focused on studying the application of our technology to support power supply and energy storage at certain BHP operations while exploring opportunities for new applications relevant to BHP’s business. Furthermore, in December 2021, we and Sun Metals Corporation Pty. Ltd. (Sun Metals), a wholly owned subsidiary of Korea Zinc Co., Ltd. (Korea Zinc), entered into a non-binding strategic partnership agreement for renewable energy storage. The partnership supports Korea Zinc’s strategy to decarbonize their refining and smelting operations focused initially under Sun Metals. There can be no assurance that a definitive agreement with BHP or Korea Zinc or its affiliates will be executed or that we will generate any revenue from either collaboration.

In February 2022, Energy Vault, announced a License and Royalty agreement for renewable energy storage with Atlas Renewable LLC (Atlas Renewable) and their majority investor China Tianying Inc. , an international environmental management and waste remediation corporation engaged in smart urban environmental services, resource recycling and recovery, and zero-carbon clean energy technologies. The agreement supports the deployment of Energy Vault’s proprietary gravity energy storage technology and energy management software platform within mainland China and the Special Administrative Regions (SAR) of Hong Kong and Macau. In addition, Atlas Renewable has agreed to pay $50 million in IP licensing fees, to be paid in 2022, for use and deployment of Energy Vault’s gravity energy storage technology.

The Energy Vault sales model is designed to serve the full scope of the addressable market by offering its energy storage system customers a choice of two programs. Under the first program, Storage Asset Owners, the customer owns both the energy storage system and the service, that the system provides (i.e. the energy storage and dispatch of electricity). Energy Vault anticipates that this program will constitute the substantial majority of future sales and that utility companies, independent power producers and industrial customers that consume large amounts of power or are making a transition to 24/7 renewable power may be interested in being Storage Asset Owners. Under the second program, Storage Service Customers, customers such as community choice aggregators, independent power producers and utility companies would sign long-term power purchase agreements and/or tolling agreements to purchase power on a fixed dollar per kilowatt monthly or hourly basis while Energy Vault and potentially other equity co-investors retain an ownership interest in the system. In this business model, power could also be sold on a merchant market basis to take advantage of large changes in “time of day” pricing of electricity.

Business Combination and Public Company Costs

On the Closing Date, Legacy Energy Vault merged with NCCII Merger Corp., with Legacy Energy Vault surviving as a wholly-owned subsidiary of Novus Capital Corporation II (“Novus”), which changed its name to “Energy Vault Holdings, Inc.”

The Business Combination will be accounted as a reverse recapitalization. Legacy Energy Vault will be the deemed acquiror for accounting purposes and the Energy Vault Holdings, Inc. will be the successor SEC registrant, meaning that Legacy Energy Vault’s financial statements for previous periods will be disclosed in Energy Vault Holdings, Inc.’s future periodic reports filed with the SEC. Under this method of accounting, Novus will be treated as the acquired company for financial statement reporting purposes. In connection with the Business Combination, there was an increase in cash of approximately $190.8 million, net of transaction costs, including proceeds from the sale of the PIPE shares.

As a result of the Business Combination, Energy Vault has become the successor to a public reporting company, which will require the hiring of additional personnel and implementation of procedures and processes to comply with public company regulatory requirements, including the Exchange Act, and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Key Factors and Trends Affecting our Business

We believe that our performance and future success depend upon several factors that present significant opportunities for us but also pose risks and challenges including those discussed below and in the section under the “Risk Factors” caption of the Form 8-K, which is incorporated herein by reference.

Product Development and Deployment Plan

Energy Vault intends to leverage its technology, competitive strengths, and remediation opportunity to establish its EVx and EVRC systems as viable solutions for short, medium and long-term renewable energy storage solutions.

Our cost projections are heavily dependent upon raw materials (such as steel), equipment (such as motors, inverters and power electronic devices) and technical and construction service providers (such as engineering, procurement, construction firms). The global supply chain, on which Energy Vault relies, has been significantly impacted by the COVID-19 pandemic and other economic uncertainties, resulting in potential significant delays and cost fluctuations, particularly with respect to microchips and many other raw materials that are within the motor and power electronic supply chains. These future timing and financial developments may impact Energy Vault’s performance from both a deployment and cost perspective.

Currently, the only operating energy storage system utilizing Energy Vault’s technologies is the CDU which Energy Vault continues to use for testing and software improvement. Building on its experience with the CDU, Energy Vault has designed its EVx system. The EVx platform is designed to be a scalable, modular product line starting from 40MWh to multi-GWh to address grid resiliency needs in shorter durations while supporting longer duration and power needs in the event of power outages or powering industrial processes over long periods. Using the EVx design as a building block, the EVRC can be custom designed and built out in 10MWh increments that can scale to multi-GW-hour storage capacity to meet the energy storage needs for grid-scale deployment. There are no commercial installations of Energy Vault’s EVx system or EVRC platform at this time.

Energy Storage Industry

Our future revenue growth will be directly tied to the continued adoption of renewable energy storage systems. As the sector is relatively nascent, we expect the markets for renewable energy storage to increase. Furthermore, our systems rely on an alternative technology to the dominant and accepted storage technologies such as lithium-ion, flow batteries and thermal storage. Our business depends on the acceptance of our products, including the EVx systems, in the marketplace. Even if renewable energy and energy storage become more widely adopted than they have been to date, potential customers may choose energy storage products from our competitors that are based on technologies other than our gravity-based energy storage technology.

COVID-19

The spread of the COVID-19 has caused an economic downturn on a global scale, as well as significant volatility in the financial markets. Government reactions to the public health crisis with mitigation measures have created significant uncertainties in the U.S. and global economies. The COVID-19 pandemic had caused delays in the construction of the CDU in Switzerland due to Government-mandated temporary stay-at-home and quarantine orders; however, it did not significantly impact Energy Vault’s other core functions such as research and development and capital raising. Due to the pandemic related uncertainties in global markets and specific restrictions announced by The Canton Government of Ticino in March and April 2020, Energy Vault implemented actions to reduce its operating expense run rate through temporary salary reductions and other discretionary expense reductions. CDU component deliveries into the testing site in Arbedo Castione were also delayed due to the Swiss border being closed and due to the worksite being shut in compliance with the March 2020 lockdown. Furthermore, the Canton Health and Safety Department of Ticino, Switzerland ordered the hiring of a Health and Safety Manager in order to resume onsite operations of the CDU. The extent to which the COVID-19 pandemic impacts Energy Vault’s business, operations and financial results will depend on numerous evolving factors that management may not be able to accurately predict. The ultimate outcome of these matters is uncertain and, accordingly, the impact on our financial condition or results of operations is also uncertain.

Components of Results of Operations

Revenue

We have not recognized any revenue for the years ended December 31, 2021, and 2020. We expect to earn revenue from the sale of energy storage solutions, under four complementary sales programs based on customer preferences. Under the first program, Storage Asset Owners, the customer owns both the energy storage system and the service, that the system provides (i.e., the energy storage and dispatch of electricity). Energy Vault anticipates that this program will constitute the substantial majority of future sales and that utility companies, independent power producers and industrial customers that consume large amounts of power or are making a transition to 24/7 renewable power may be interested in being Storage Asset Owners. Under the second program, Storage Service Customers, customers such as community choice aggregators, independent power producers and utility companies would sign long-term power purchase agreements and/or tolling agreements to purchase power on a fixed dollar per kilowatt monthly or hourly basis while Energy Vault and potentially other equity co-investors would retain an ownership interest in the system. Under the third program, the customer would enter into a Software as a Service (SaaS) agreement with Energy Vault, and is granted access to Energy Vault’s Energy Management System that helps the economic dispatching of its energy storage and generation assets. Under the fourth program, the Company enters into intellectual property licenses and royalties agreement associated with our energy storage technologies. We intend to finalize our revenue recognition policies relating to the programs once we finalize definitive agreements with our future customers.

Operating expenses

Sales and marketing expenses

Sales and marketing expenses consist primarily of expenses relating to professional service costs, trade shows, marketing and sales related promotional materials, public relations expenses, website operating and maintenance costs, and stock-based compensation expenses for marketing, sales personnel, and related support teams. We expect that our sales and marketing expenses will increase over time as we continue to hire additional personnel to support the overall growth in our business.

Research and development expenses

Research and development expenses consist primarily of internal and external expenses incurred in connection with our research activities and development programs that include materials costs directly related to the product development, testing and evaluation costs, construction costs including labor and transportation of material, overhead related costs and other direct expenses consisting of stock-based compensation and consulting expenses relating to study of product safety, reliability and development. We expect our research and development costs to increase for the foreseeable future as we continue to invest in these activities to achieve our product design, engineering, and development roadmap.

General and administrative expenses

General and administrative expenses consist of information technology expenses, legal and professional fees, travel cost, personnel-related expenses for our corporate, executive, finance, and other administrative functions including expenses for professional and contract services. Personnel related expenses consist of salaries, benefits, and stock-based compensation expense. To a lesser extent, general and administrative expense includes depreciation, insurance costs, rent, office expenses and maintenance costs. We expect our general and administrative expenses to increase in the foreseeable future as we hire personnel to meet the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations fees and other administrative and professional services.

Inventory write-down

Energy Vault began building of a prototype of the EV1 in March 2020, resulting in the CDU, an EV1 Tower, which was connected to the Swiss national grid in July 2020. Thereafter, through design improvements and refinements of its technology, Energy Vault formally launched the new EVx platform in 2021. The inventory write-down reported for the year ended December 31, 2021, is attributable to losses incurred due to a damaged component relating to the CDU. Additionally, other components, which were not previously installed, remain in prepaid expenses and other current assets and were adjusted to their estimated net realizable value as Energy Vault intends to eventually sell them. As the EVx system is being developed, the remaining components of the CDU have been reclassified as a demonstration and testing equipment in plant and equipment category of the consolidated balance sheet.

Other income (expense)

Change in fair value of derivative

The gain/(loss) on revaluation of embedded derivatives consists of periodic fair value adjustments associated with the Series B Convertible Preferred Stock issuance right derivative liability.

Interest expense

Interest expense consists primarily of interest related to finance leases and non-cash interest expense related to the discount on the issuance of convertible notes.

Other income (expense), net

Other income (expense), net consists primarily of interest income relating to our investment in money market funds as well as gains and losses related to foreign exchange transactions.

Results of operations

Comparison of the year ended December 31, 2021 to year ended December 31, 2020

The following table sets forth our historical consolidated operating results for the periods indicated, and the changes between periods:

	Year ended December 31,
	2021	2020	Changes
Operating Expenses:
Sales and marketing	845,302	311,135	534,167	171.7%
Research and development	7,911,548	8,519,541	(607,993)	(7.1)%
General and administrative	18,055,570	5,674,756	12,380,814	218.2%
Inventory write-down	2,723,985	—	2,723,985	N/A
Total operating expense	29,536,405	14,505,432	15,030,973	103.6%
Loss from operations	(29,536,405)	(14,505,432)	(15,030,973)	103.6%
Other income (expenses):
Change in fair value of derivative	—	(11,923,000)	11,923,000	N/A
Interest expense	(7,385)	(128,134)	(120,749)	(94.2)%
Other income (expense), net	(1,793,671)	2,386,395	(4,180,066)	(175.2)%
Total other expenses, net	(1,801,056)	(9,664,739)	7,863,683	(81.4)%
Net loss before income tax	(31,337,461)	(24,170,171)	(7,167,290)	29.7%

Operating expenses

Sales and Marketing

Sales and marketing expenses increased by $534,167 or 171.7%, to $845,302 for the year ended December 31, 2021 from $311,135 for the year ended December 31, 2020. The increase resulted primarily from an increased focus on business development, marketing, trade shows and public relations related spending and to a lesser extent, attributable to the increases in stock-based compensation expense due to expanded headcount, particularly at the senior levels.

Research and Development

Research and development expenses decreased by $607,993 or 7.1%, to $7,911,548 for the year ended December 31, 2021 from $8,519,541 for the year ended December 31, 2020. The decrease resulted primarily from the delayed spending on the development of the EVx in 2021 compared to the larger spending in study related to seismic research of the EV1 CDU prototype system conducted during 2020 to test product stability in different terrains.

General and Administrative

General and administrative expenses increased by $12,380,814 or 218.2% to $18,055,570 for the year ended December 31, 2021 from $5,674,756 for the year ended December 31, 2020. The increase resulted primarily from an increase in depreciation on property and equipment, and an increase in payroll and related costs due to the increase in Energy Vault’s headcount. Further, the increase is attributable to external costs such as accounting, finance, tax compliance, auditing, legal, and other professional costs associated with preparing to become a public reporting entity.

Inventory write-down

Inventory write-down was $2,723,985 for the year ended December 31, 2021 as compared to $0 for the year ended December 31, 2020. The increase was due to the write-down of components of the CDU that were damaged. This write-off and other related costs have been partially offset by an insurance claim received by Energy Vault against the claim filed for damaged components. Additionally, other components, which were not previously installed, were reclassed into prepaid expenses and other current asset at their estimated net realizable value, as Energy Vault intends to sell them.

Other income (expense)

Change in fair value of derivative

Loss on revaluation of fair value adjustments decreased by $11,923,000 to $0 for the year ended December 31, 2021 from $11,923,000 for the year ended December 31, 2020. The derivative liability expired in June 2021 without exercise, resulting in the fair value of the derivative liability becoming $0 for the year ended December 31, 2021.

Interest Expense

Interest expense decreased by $120,749, or 94.2%, to $7,385 for the year ended December 31, 2021 from $128,134 for the year ended December 31, 2020. The higher interest expense in 2020 was primarily due to interest expense on Series B-1 convertible notes. These notes got converted to Series B-1 preferred stock in December 2020. This decrease was partially offset by increase in finance lease obligations.

Other Income (expense), net

Other expense was $1,793,671 for the year ended December 31, 2021 compared to other income of $2,386,395 for the year ended December 31, 2020. The change resulted primarily from fluctuations in foreign currency transaction gain and losses.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily through the issuance and sale of equity, debt, convertible notes and preferred stock. We have not generated any cash from our operations.

During August and September 2021, we entered into financing arrangements with a large institutional investor and existing stockholders consisting of the sale of 2,182,515 shares of our Series C Preferred Stock at a price of $49.0258 per share for net proceeds of approximately $105.4 million.

On February 11, 2022, the Business Combination with Novus was consummated. The Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, Novus was treated as the acquired company for financial statement reporting purposes. The most significant change in the Combined Company’s reported financial position and results was an increase in cash of $190.8 million, net of transaction costs. We believe that the proceeds of the Business Combination, including the proceeds from the sale of the PIPE Shares, without regard to any cash proceeds we may receive upon the exercise for cash of our public warrants or private warrants, will be adequate to fund operations, manufacturing, research and development, administration as well as sales and marketing costs for at least the next twelve months. We would receive cash proceeds from the exercise for cash of our public warrants or private warrants. Such cash proceeds depend on the prevailing market price of our common stock and the exercise price of our warrants. As of March 30, 2022, the closing price of our common stock was $15.17 per share, and the exercise price for any of our public warrants and private warrants is $11.50 per share, subject to certain specified adjustments. To the extent that the price of our common stock exceeds $11.50 per share, it is more likely that our warrantholders will exercise their warrants. To the extent that the price of our common stock declines, including by declining beneath $11.50 per share, it is less likely that our warrantholders will exercise their warrants. In addition, should we enter into definitive collaboration and/or joint venture agreements or engage in business combinations in the future, we may be required to seek additional financing.

We may continue to incur additional losses for the next several years, and we may seek additional capital through equity and/or debt financings depending on market conditions. If we are required to raise additional funds by issuing equity securities, dilution to stockholders would result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of common stock. The terms of debt securities or borrowings could impose significant restrictions on our operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing.

In March 2020, we received $518,645 in aggregate loan proceeds under the Swiss Government COVID-19 Financial Assistance Program. The note did not bear interest and matured in 60 months from the date of issuance. The note was repaid in full on September 8, 2021.

In May 2020, we received $220,020 in aggregate loan proceeds pursuant to the Paycheck Protection Program established under the CARES Act (the Coronavirus Aid, Relief, and Economic Security Act) of 2020. The loan accrued interest at the rate of 1% per annum. The loan was repaid in full on September 3, 2021.

As of December 31, 2021, we had $105,124,886 of cash and cash equivalents. As reflected in our audited consolidated financial statements contained in Exhibit 99.1 to this Amendment No. 1 to the Form 8-K, we had an accumulated deficit as of December 31, 2021, and a net loss and net cash used in operating activities for the reporting period then ended. Energy Vault expects to incur losses in the foreseeable future due to its on-going research and development activities and may require additional sources of capital.

Cash Flows

The following table summarizes cash flows from operating, investing, and financing activities for the periods indicated.

	Year Ended December 31,
	2021	2020
Net cash used in operating activities	$(22,065,930)	$(16,700,304)
Net cash used in investing activities	(1,169,404)	(1,754,504)
Net cash provided by financing activities	116,377,818	15,641,814
Effects of exchange rate changes on cash	1,931,251	(1,795,567)
Net increase (decrease) in cash	95,073,735	(4,608,561)
Cash, beginning of year	10,051,151	14,659,712
Cash, end of year	$105,124,886	$10,051,151

Operating Activities

Net cash used in operating activities was $22,065,930 for the year ended December 31, 2021, which principally comprised a net loss of $31,338,861 offset by a non-cash increase in inventory write-down by $3,225,142 and other non-cash expense increases of $3,494,120. Net changes in operating assets and liabilities used $2,553,669 of cash primarily due to increase in accounts payable, accrued expenses, inventory, and payment of operating lease partially offset by the decrease in prepaid expense and other current assets.

Net cash used in operating activities was $16,700,304 for the year ended December 31, 2020, which principally comprised a net loss of $24,171,001 offset by a change in fair value of a derivative liability of $11,923,000 and other non-cash expenses of $874,213. Net changes in operating assets and liabilities used $5,326,516 of cash primarily due to an increase in inventory, prepaid expenses and other current assets and offset by an increase in accounts payable and accrued expenses.

Investing Activities

Net cash used in investing activities was $1,169,404 for the year ended December 31, 2021, which comprised of $1,000,000 for purchases of convertible notes and $169,404 for purchase of property and equipment.

Net cash used in investing activities was $1,754,504 for the year ended December 31, 2020, which comprised purchases of property and equipment.

Financing Activities

Net cash provided by financing activities was $116,377,818 for the year ended December 31, 2021,which comprised of $15,294,997 proceeds from the issuance of Series B-1 preferred stock, net of issuance costs, $105,372,727 proceeds from the issuance of Series C preferred stock, net of issuance costs, and $130,354 proceeds from issuance of shares being offset by a payment of $52,924 in principal towards long-term lease obligations, $765,070 towards repayment of debt, $3,592,307 towards merger related expenses and $9,959 toward purchase of treasury stock.

Net cash provided by financing activities was $15,641,814 for the year ended December 31, 2020, which was comprised of $8,605,850 from the issuance of debt and $7,605,005 from the issuance of shares offset by the payment of $569,041 in principal towards long-term lease obligations.

Contractual Obligations, Commitments and Contingencies

Our contractual obligations and other commitments as of December 31, 2021 and December 31, 2020 consisted of preferred stock, notes payable, operating and finance lease commitments and deferred pension obligations. See Note 11, 12, and 16 to the audited consolidated financial statements of Energy Vault contained in Exhibit 99.1 to this Amendment No. 1 to the Form 8-K.

Off-Balance Sheet Commitments and Arrangements

Energy Vault has not entered into off-balance sheet arrangements, as defined in the rules and regulations of the SEC as of December 31, 2021.

Critical Accounting Policies and Use of Estimates

Our financial statements are prepared in conformity with GAAP. In preparing our financial statements, we make assumptions, judgments, and estimates based on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions and conditions.

Our significant accounting policies are described in Note 2 to the audited consolidated financial statements of Energy Vault contained in Exhibit 99.1 to this Amendment No. 1 to the Form 8-K, and we believe that the accounting policies discussed below are critical to understanding its historical and future performance as these policies involve a greater degree of judgment and complexity.

Stock-Based Compensation

Accounting for stock-based compensation requires us to make a number of judgments, estimates and assumptions. If any of the estimates prove to be inaccurate, Energy Vault’s net loss and operating results could be affected adversely.

The stock-based compensation arrangements are accounted for in accordance with ASC Topic 718, “Share Based Payments”. Compensation expense is recognized over the requisite service period (usually the vesting period) on a straight-line basis and adjusted for actual forfeitures of unvested awards as they occur.

Stock awards that vest solely based on a service condition are measured based on the estimated fair values of the awards as of the grant date using the Black-Scholes option-pricing model, which is impacted by the following assumptions:

●	Expected Term - The expected term represents the period that Energy Vault’s awards granted are expected to be outstanding and is determined based upon the simplified method, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.
●	Expected Volatility - Since we were previously privately held and did not have any trading history for our common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the stock award grants.
●	Risk-Free Interest Rate - We use the U.S. Treasury yield for our risk-free interest rate that corresponds with the expected term.
●	Expected Dividend - Energy Vault has never paid dividends on its common stock and has no plans to pay dividends in the foreseeable future. Therefore, an expected dividend yield of zero was used.

The grant date fair value of our Common Stock was determined using valuation methodologies which utilize certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability (Level 3 inputs).

Defined Benefit Pension Obligation

Energy Vault’s wholly owned subsidiary in Switzerland has a defined benefit pension obligation covering retirement and other long-term benefits for the local employees. The plan is a statutory requirement in accordance with local regulations which is accounted for and disclosed in accordance with the provisions of GAAP relating to the accounting for pension plans. These GAAP provisions require the use of assumptions, such as the discount rate for liabilities and long-term rate of return on assets, in determining the projected benefit obligation, fair value of plan assets and an underfunded net benefit obligation.

Emerging Growth Company Accounting Election

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recently Adopted and Issued Accounting Pronouncements

Recently issued and adopted/unadopted accounting pronouncements are described in Note 2 to the audited consolidated financial statements of Energy Vault contained in Exhibit 99.1 to this Amendment No. 1 to the Form 8-K.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates.

Foreign Currency Risk

Nearly all of our letters of intent are denominated in U.S. dollars, and certain of our definitive agreements could be denominated in currencies other than the U.S. dollar, including the Euro, the Australian dollar, the Brazilian real and the Saudi riyal. A strengthening of the U.S. dollar could increase the cost of our solutions to our international customers, which could adversely affect our business and results of operations. In addition, an increasing portion of our operating expenses is incurred outside the United States, is denominated in foreign currencies, such as the euro and the Swiss franc, and is subject to fluctuations due to changes in foreign currency exchange rates. If we become more exposed to currency fluctuations and are not able to successfully hedge against the risks associated with currency fluctuations, our results of operations could be adversely affected.

Inflation Risk

Our operations could be adversely impacted by inflation, primarily from higher material, labor, and construction costs. While it is difficult to measure the impact of inflation for such estimates accurately, we believe, if our costs are affected due to significant inflationary pressures, we may not be able to fully offset higher costs through price increases or other corrective measures, which may adversely affect our business, financial condition and results of operations.